Exhibit 10.8

EXECUTION DRAFT

MANAGING DIRECTORSHIP AGREEMENT

This agreement is entered into

BETWEEN

1.                             Mr. Ray Kubis, residing at Drève de Rembucher 44, 1170 Watermael-Boisfort (Mr. Kubis);

2.                            HAWKER BELGIUM S.A., a Belgian Company having its seat at Houtweg 26, 1140 Evere (the Company)

Being both referred to herein as the Parties (the Parties).

Whereas, Enersys Inc. a US Company having its seat at 2366 Bernville Road, Reading, PA (Enersys) and Invensys plc, a corporation organized under the laws of England and Wales have entered into a Stock Purchase Agreement (the Purchase Agreement) pursuant to which, among other things, Enersys will acquire the Company (the Acquisition);

Whereas Mr. Kubis was appointed Director of VHB Industrial Batteries (VHB) pursuant to resolutions of the General Meeting of Shareholders of VHB;

Whereas Mr. Kubis’ Directorship was confirmed at the moment of the merger between VHB and Chloride Industrial Batteries which formed the Company, dated 3 April 2000;

Whereas, the Board of Directors of HAWKER BELGIUM S.A. shall appoint Mr. Kubis as Managing Director of the Company following the consummation of the Acquisition, Mr. Kubis’ appointment as director and Managing Director shall hereinafter be collectively referred to as the mandate (the Mandate);

Whereas Mr. Kubis has obtained a professional card for a self-employed person in Belgium, valid up to 31 December 2002 (the Professional Card);

Whereas, the parties hereto wish to formalize the terms and conditions pursuant to which Mr. Kubis shall exercise the Mandate;

NOW, THEREFORE, the parties hereto agree as follows:

1.             SERVICE AS MANAGING DIRECTOR OF HAWKER BELGIUM S.A.

1.1           Subject to the terms and conditions set forth in this Agreement, Mr. Kubis hereby agrees to continue to serve as Director and to serve as Managing Director of HAWKER BELGIUM S.A. Mr. Kubis shall fulfill the Mandate to the best of his abilities. In the performance of his tasks as Director and Managing Director of HAWKER BELGIUM S.A., hereafter described in Schedule 1 of this Agreement, Mr.

Kubis shall have the power to act autonomously and independently, reporting to the Board of Directors of HAWKER BELGIUM S.A. or, as the case may be, to the General Assembly of the Shareholders.

1.2           Taking into account the nature of the Mandate, Mr. Kubis will be required to carry out his activities during a minimum of 47 weeks of each calendar year as mutually agreed upon by the Company and Mr. Kubis; provided, however, that in no event shall Mr. Kubis be entitled to additional remuneration if he carries out his services for more than 47 weeks of each calendar year.

1.3           The remuneration of Mr. Kubis in his capacity as a Managing Director of HAWKER BELGIUM S.A. shall be set forth in Article 2 of this Agreement.  The duration of Mr. Kubis’ appointments shall be as set forth in Article 3 of this Agreement.

2.             EMOLUMENT

2.1           In his capacity as Managing Director of HAWKER BELGIUM S.A., Mr. Kubis shall receive, subject to the provisions of this Agreement, an annual fixed gross emolument of EURO 286,168.28 payable monthly in twelve monthly installments of EURO 23,847.36 each (the Base Remuneration). Any emolument paid for a period of less than a full month shall be prorated based on the actual number of days elapsed.

2.2           During the term of this Agreement, Mr. Kubis will be entitled to a bonus of up to 60% of the Base Remuneration as provided in the Enersys incentive bonus plan as amended from time to time.

2.3           In addition to his Base Remuneration and the bonus to which he is entitled, Mr. Kubis shall have the following benefits:

•                  Company Car: the Company will provide or bear the cost of one automobile and reasonable operating expenses for business and personal use for the duration of the Mandate in accordance with Company policy as in effect from time to time.

•                  Home Leave: the company will reimburse Mr. Kubis and his immediate family for the actual cost incurred of two direct round trip coach class air flights between Brussels and one United States destination during each year of the Mandate term. Mr. Kubis will be responsible for living and other expenses during any home leave.

•                  School Fees: for the duration of the Mandate, the Company will reimburse Mr. Kubis for tuition paid for each of Mr. Kubis’ three children attending international schools.   In its sole discretion, the Company may directly pay such tuition to the appropriate international school. Mr. Kubis acknowledges that his three children have one year, three years and seven years respectively remaining in their schooling.

•                  Pension:  for the duration of the Mandate, the Company will provide Mr. Kubis with an annual pension allotment equal to 6.45% of his Base Remuneration to remit towards his own pension provision.

•                  Medical and Dental:   for the duration of the Mandate, the Company shall provide Mr. Kubis and his family with medical and dental benefits that are substantially equivalent in the aggregate to those benefits provided to key officers of the Company. In addition, the Company shall provide Mr. Kubis and his family with a maximum of $2,000 per annum to purchase umbrella medical coverage when travelling outside Europe.

•                  Tax preparation: for the duration of the Mandate, the Company will provide or bear the cost of tax preparation and consultancy services up to a maximum of EURO 6,000 per annum. Upon a termination of the Mandate for any reason, the Company shall pay on half of the cost of the tax preparation services for the year of termination.

2.4           In his capacity as Director and Managing Director of HAWKER BELGIUM S.A., Mr. Kubis acts as a self-employed worker and not as an employee, given the scope of his responsibilities. To this end, Mr. Kubis is registered as a self-employed worker with the Belgian Social Security Administration for self-employed workers (“RSVZ/INASTT”) and shall remain so registered throughout the duration of this Agreement. Furthermore, Mr. Kubis and the Company are mutually responsible for maintaining a valid Professional Card throughout the duration of the present Agreement.

3.             DURATION

3.1           Mr. Kubis was previously been appointed Director of HAWKER BELGIUM S.A., and the term of such appointment shall be reduced to a term of 2 years to start on the date of consummation of the Acquisition.

3.2           Upon the consummation of the Acquisition, Mr. Kubis shall be appointed Managing Director of HAWKER BELGIUM S.A. for a term of 2 years to start on the date of consummation of the Acquisition.

3.3           The appointments may be extended, at the election of HAWKER BELGIUM S.A. for additional 2- years terms.

4.             WITHDRAWAL OF MANDATE

4.1           Pursuant to the Belgian Companies Act, Mr. Kubis may resign at any time prior to the expiration of term set out in article 3 without any notice or indemnity to be observed or paid by the Company.

4.2           Pursuant to the Belgian Companies Act, the Mandate can be withdrawn without justification at any time prior to the expiration of the term set out in article 3 by the General Meeting of Shareholders of HAWKER BELGIUM S.A. and the Board of Directors of HAWKER BELGIUM S.A., without any notice or indemnity to be observed or paid by the Company.

of Directors of HAWKER BELGIUM S.A., without any notice or indemnity to be observed or paid by the Company.

5.             EXCLUSIVITY

5.1           Mr. Kubis undertakes to carry out his professional activity in Belgium exclusively in the framework of this Agreement and the Mandate. He therefore undertakes not to perform any other business activity in Belgium including the membership of the Board of Directors of any other Company (other than subsidiaries and affiliates of the Company), whether remunerated or not, for himself, in co-operation with or for third parties, without the prior written approval of the Chairman of the Board of Directors of HAWKER BELGIUM S.A.

5.2           Furthermore, Mr. Kubis undertakes not to take part, directly or indirectly, in any matter, whether professional or not, which might in any manner conflict with the interests of the Company, other companies of the Enersys Group or its clients. This Section 5.2. shall not be violated, however, by the Mr. Kubis’ investment of up to U.S. $100,000 in the aggregate in one or several publicly-traded companies that engage in a Competing Business (as hereinafter defined).

6.             CONFIDENTIALITY/COMPANY PROPERTY

6.1           Mr. Kubis acknowledges that all information and knowledge obtained or developed as a result of, or in connection with, the Mandate and which is directly or indirectly related to the Company, its activities, products, software, techniques, technology and procedures as well as all related intellectual property rights are extremely valuable and confidential. All such information and rights shall vest and remain with the Company.

6.2           Mr. Kubis agrees and undertakes not to disclose, publish or make available to any third party, during his Mandate and at any time after the termination of the Mandate, any such knowledge or information without the prior written consent of the Company; provided, however, that this article 6.2 shall not apply to information and knowledge that is in the public domain unless such information is in the public domain as a result of actions by Mr. Kubis in violation of this provision.

6.3           Furthermore, Mr. Kubis shall be bound, both during the Mandate and afterwards, not to perform or take part in any act of unfair competition.

6.4           All commercial and technical documents and equipment remain the property of the Company and will be returned when requested, and in any event upon the termination of the Mandate.

7.             NON-COMPETITION AND NON-SOLICITATION

7.1           In consideration of the benefits to accrue to him from the present Agreement, Mr. Kubis agrees and undertakes that if the Mandate expires or is withdrawn, for whatever reason and by whatever party, he undertakes during (12) consecutive months following the withdrawal of his Mandate with the Company (the Restricted

Period), save with the prior written consent of the Company, not to carry on, set up, be employed, engaged or interested in a Competing Business (as hereinafter defined).

7.2           Because of the international activities of the Company and the companies of the Enersys Group, this prohibition as referred to in the above paragraph, shall apply to the territory(ies) within the European Economic Area and Switzerland in which the Company or other companies of the Enersys Group have business activities at the moment of the termination of the Mandate and to the territory(ies) within the European Economic Area and Switzerland in which the Company or other companies of the Enersys Group had business activities in the (12) months preceding the withdrawal of the Mandate with the Company.

7.3           In the event of the breach of the non-competition obligation by Mr. Kubis, the Company may demand full compensation for the damages, costs and other expenses incurred.

7.4           For purposes of this Section a Competing Business means a business or enterprise (other than the Company and any companies within the Enersys group) that is engaged in any or all of the manufacture, importing, development, distribution, marketing or sale of:

(a)                                  motive power batteries and chargers (including, without limitation, batteries and chargers for industrial forklift trucks and other materials handling equipment); and/or

(b)                                 stationary batteries and chargers (including, without limitation, standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems); and/or

(c)                                  any other product the Company or any company within the Enersys Group now makes or is presently researching or developing, such as lithium batteries.

Competing Business also includes the design, engineering, installation or service of stationary and DC power systems, and any consulting and/or turnkey services relating thereto.

7.5           Mr. Kubis agrees with the Company that, for the duration of the Mandate and continuing for the Restricted Period, he will not in any way, directly or indirectly (except in the course of exercising the Mandate), for the purpose of conducting or engaging in any Competing Business, call upon, solicit, advise or otherwise do, or attempt to do, business with any person who is, or was, during the then most recent 12-month period, a customer of the Company or the Enersys Group, or take away or interfere or attempt to take away or interfere with any custom, trade, business, patronage or affairs of the Company or the Enersys Group, or hire or attempt to hire any person who is, or was during the then most recent 12-month period, an employee, officer, representative or agent of the Company or Enersys Group, or solicit, induce, or attempt to solicit or induce any person who is an employee, officer, representative or agent of the Company or the Enersys Group to leave the employ of the Company or the Enersys Group, or violate the terms of their contracts, or any employment arrangements, with it.

8.             INFRINGEMENT OF NON-COMPETE PROVISIONS

8.1           In the event Mr. Kubis should breach any of the provisions contained in Article 7 of this Agreement, the Company expressly reserves the right to seek judicial relief by requesting in summary proceedings before the Belgian commercial courts an order to abstain from any further infringement under penalty of a fine.

9.             TAXATION

9.1           During his Mandate, Mr. Kubis will be considered self-employed from a social security and income tax perspective. Mr. Kubis accepts and agrees to be responsible for all payments of social security contributions and income taxes owed by him in respect of the emoluments and benefits in kind payable or granted under this Agreement; provided, however, that the Company shall be responsible for remitting any taxes withheld by the Company on his behalf.

10.          EFFECTIVENESS OF THE AGREEMENT

10.1         Consummation of the Acquisition is a condition precedent to this Agreement having full force and effect. Upon non-fulfillment of the condition precedent, this Agreement shall not give rise to any rights nor claims against the Company.

11.          ENTIRE AGREEMENT

11.1         This Agreement is the entire Agreement and understanding between the Parties with regard to the subject matters hereof in respect of Belgium. It replaces, supersedes and annuls any prior written or oral arrangements, agreements, offers, correspondence or proposals relating to the activities carried out by Mr. Kubis for the Company.

11.2         Any amendments or changes to this Agreement shall be binding only if made in writing and if duly signed by both Parties.

12.          SEVERABILITY

12.1         In the event a provision of this Agreement is null, invalid or appears unenforceable, this shall not effect the other provisions of this Agreement, and the Parties shall consult on substitute provisions of this Agreement as to its content and substance as closely as possible, taking into account the intent of the Parties to this Agreement.

13.          GOVERNING LAW–JURISDICTION

13.1         This Agreement shall be governed by and construed in accordance with the laws of the Kingdom of Belgium. If any part of this Agreement is to be found null or unenforceable under Belgian Law, the rest of the Agreement will remain unaffected, and will continue to be valid and enforceable.

13.2         Any disputes, discussions or claims arising out of or relating to this Agreement, or its breach, termination or invalidity, shall be settled exclusively by arbitration, under the CEPINA arbitration rules. Three arbitrators shall be appointed and the arbitration proceedings will be held in Brussels. The language will be English

IN WITNESS WHEREOF, the parties hereto have duly caused this Agreement to be executed in two (2) original copies, each party acknowledging receipt of one original copy.

Made in Reading, on January 8, 2002.

/s/ Richard W. Zuidema	/s/ Ray Kubis

The Company	Mr. Ray Kubis

Represented by

On behalf of the shareholders,

On behalf of the Board of Directors.

SCHEDULE 1

Summary of responsibilities of Mr. Kubis

•                                          The Mandate shall include responsibilities for the daily management of the Company.

•                                          Mr. Kubis shall also be appointed President, Enersys Europe and shall be responsible for the management and direction of the Enersys operations in Europe, the Middle East and Africa.